Exhibit 99.6


                          CAI WIRELESS SYSTEMS, INC.
          INTRODUCTION TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

      The following unaudited pro forma financial information of CAI Wireless Systems, Inc. ("CAI" or the "Company") consists of the unaudited Pro Forma Balance Sheet as of September 30, 1998. The pro forma adjustments reflect the financial restructuring transactions under Chapter 11 of the U.S. Bankruptcy Code which were consummated on October 14, 1998 as if they had occurred on September 30, 1998.

      Such transactions include: 1) the issuance by CAI of $100,000,000 (aggregate principal discounted amount at issuance) of 13% Senior Notes due 2004 to holders of CAI's previously issued 12.25% Senior Notes due 2002 in the aggregate principal amount of $275,000,000, 2) the cancellation of 40,543,039 previously issued and outstanding shares of CAI common stock, without par value, and the issuance of 17,241,379 shares of CAI common stock, par value $.01 per share, 3) the consummation of an $80,000,000 financing facility (the "Exit Facility") and 4) the application of fresh-start reporting in accordance with Statement of Position 90-7 of the American Institute of Certified Public Accountants. Under fresh-start accounting, the reorganization value of CAI has been allocated to its assets and liabilities on a basis substantially consistent with purchase accounting. The portion of reorganization value not attributable to specific assets is recorded on the balance sheet as "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets."

      At the Exit Facility closing, the Company paid $1,800,000 in commitment fees to Merrill Lynch Global Allocation Fund, Inc., the Exit Facility lender ("MLGAF") and paid $61,900,000 to MLGAF in repayment of the outstanding principal, interest and commitment fees on the DIP Facility made available to CAI during its Chapter 11 case. CAI has accrued an additional $2,500,000 in commitment fees payable to MLGAF at the maturity of the Exit Facility. The balance of the net proceeds provided to CAI under the Exit Facility will be classified as Restricted Cash and used to fund CAI's general operating requirements in accordance with a budget approved by MLGAF.

                          CAI WIRELESS SYSTEMS, INC.
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1998
                                  (UNAUDITED)
                            (AMOUNTS IN THOUSANDS)

                                  Predecessor        Exit             Debt             Fresh-Start         Reorganized
                                    ENTITY       REFINANCING  [i]   DISCHARGE   [ii]   ADJUSTMENTS          COMPANY
                                  -----------    -----------        ---------          -----------         -----------
ASSETS
Cash and cash equivalents         $   1,339        $      -          $      -          $       -            $   1,339
Restricted cash and cash
  equivalents                        11,204           15,953  a,b           -                  -               27,157
Debt service escrow                  16,914                -          (16,914)                 -     c              -
Subscriber receivables, net             702                -                -                  -                  702
Prepaid expenses                        549                -                -                  -                  549
Property and equipment, net          41,460                -                -                264               41,724
Wireless channel rights, net        187,730                -                -             17,113              204,843
Investment in TelQuest
  Satellite Services LLC              1,220                -                -                  -                1,220
Goodwill, net                        22,066                -                -            (22,066)                   -
Reorganization value in
  excess of amounts allocable
  to identifiable assets                  -                -                -             38,077               38,077
Debt financing costs, net             5,838            4,300  b,h           -             (5,838)    d          4,300
Other assets                          3,060                -                -               (393)               2,667
                                    -------          -------          -------            -------              -------
TOTAL ASSETS                       $292,082        $  20,253         $(16,914)          $ 27,157             $322,578
                                   ========        =========         ========           ========             ========
LIABILITIES AND SHAREHOLDERS'
EQUITY (DEFICIT)

Liabilities Not Subject to
 Compromise
Accounts payable                   $  3,125        $   (600)  b      $      -           $      -             $  2,525
Accrued expenses                     22,739             853   b       (14,499)               647     b          9,740
Wireless channel rights
  obligations                         2,922               -                 -                  -                2,922
Interim debt financing               60,000           2,074   a,b           -                  -               62,074
Long-term  notes                      3,765               -           100,000                  -     c,f      103,765
                                    -------          ------           -------             ------              -------
  TOTAL LIABILITIES                  92,551           2,327            85,501                647              181,026
                                    -------          ------           -------             ------              -------

Liabilities Subject to
Compromise
Long-term notes                     307,793               -          (307,793)                 -                    -

Stockholders' Equity (Deficit)
  Preferred stock                         -               -                 -                  -                    -
  Common stock                      275,771              22   h           150           (275,771)    e            172
  Additional paid-in capital        101,712          17,904   h       119,872            (98,108)    g        141,380
  Accumulated deficit              (485,745)              -            85,356            400,389     g              -
                                    -------          ------           -------             ------              -------
  TOTAL EQUITY                     (108,262)         17,926           205,378             26,510              141,552
                                    -------          ------           -------             ------              -------

TOTAL LIABILITIES AND EQUITY       $292,082       $  20,253          $(16,914)          $ 27,157             $322,578
                                   ========       =========          ========           ========             ========

              See Notes to Pro Forma Consolidated Balance Sheet.

                          CAI WIRELESS SYSTEMS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1998
                                  (UNAUDITED)

[i]   Adjustments to reflect the Company's refinancing transactions, including:
      a. Consummation of an $80,000,000 Exit Facility with MLGAF.
      b. Reflects the use of the proceeds from the Exit Facility to (i) repay the outstanding $60,000,000 DIP Facility provided by MLGAF, including a $60,000,000 principal payment, $1,300,000 interest payment and a $600,000 commitment fee, and (ii) pay a $1,800,000 commitment fee to MLGAF for the Exit Facility. The balance of the proceeds (approximately $16,000,000) will be used by the Company to fund its general operating requirements in accordance with the approved budget. An additional $2,500,000 commitment fee is payable to MLGAF at the maturity of the Exit Facility.

[ii] Adjustments to reflect the restructuring transactions as the Company emerges from Chapter 11, including:
      c. The cancellation of $275,000,000 of indebtedness of CAI previously evidenced by CAI's 12.25% Senior Notes due 2002 (the "Old Senior Notes") in exchange for $100,000,000 aggregate principal discounted amount at issuance of 13% Senior Notes due 2004 of CAI, the payment of the semiannual interest on the Old Senior Notes from the debt service escrow account, plus additional interest accrued on that semiannual payment from September 16, 1998 to September 30, 1998 and the issuance of New Common Stock (described in (f) below).
      d. Reflects the write-off of capitalized costs associated with the original issuance of the Old Senior Notes.
      e. Reflects the cancellation of 40,543,039 shares of CAI Common Stock, without par value (the "Old Common Stock").
      f. Reflects the issuance by CAI of 15,000,000 shares of common stock, $.01 par value (the "New Common Stock"), of which 13,650,000 shares were issued on a pro rata basis to the holders of Old Senior Notes and 1,350,000 shares were issued on a pro rata basis to holders of certain subordinated indebtedness of CAI. The subordinated indebtedness and any interest accrued thereon was canceled in this transaction.
      g. Indicates the recapitalization of the Company resulting from the restructuring transactions described above.
      h. Reflects the issuance by CAI of 2,241,379 shares of New Common Stock to MLGAF as a fee for providing the Exit Facility.